Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 16, 2003, accompanying the financial statements of Information Spectrum, Inc. contained in the Registration Statement and Prospectus (File No. 333-108147). We consent to the incorporation by reference of the aforementioned report in this Form S-3 to be filed on or about September 16, 2003.

/S/    GRANT THORNTON LLP

Vienna, Virginia

September 16, 2003